Exhibit 99.2
McDonald's Corporation
Supplemental Information (Unaudited)
Quarter and Year Ended December 31, 2019

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation (the “Company”) for the quarter and the year ended December 31, 2019. This exhibit should be read in conjunction with Exhibit 99.1.
Effective January 1, 2019, the Company operates under an organizational structure with the global business segments listed below.
•U.S. - the Company's largest market.

•
International Operated Markets - comprised of wholly-owned markets, or countries in which the Company operates restaurants, including Australia, Canada, France, Germany, Italy, the Netherlands, Russia, Spain and the U.K.

•
International Developmental Licensed Markets & Corporate - comprised of primarily developmental license and affiliate markets in the McDonald’s system. Corporate activities are also reported in this segment.

Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as income tax provision adjustments related to the Tax Cuts and Jobs Act of 2017 ("Tax Act"), and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)
Quarters Ended December 31,	2019	2018	2019
Revenues	$5,349.0	$5,163.0	$(36.5)
Company-operated margins	423.7	414.6	(0.6)
Franchised margins	2,422.4	2,282.1	(28.8)
Selling, general & administrative expenses	653.6	609.8	2.8
Operating income	2,292.6	1,999.5	(27.3)
Net income	1,572.2	1,415.3	(13.9)
Earnings per share-diluted	$2.08	$1.82	$(0.02)

			Currency Translation Benefit/ (Cost)

Years Ended December 31,	2019	2018	2019
Revenues	$21,076.5	$21,025.2	$(606.0)
Company-operated margins	1,660.2	1,746.8	(51.4)
Franchised margins	9,455.1	9,039.2	(255.7)
Selling, general & administrative expenses	2,229.4	2,200.2	29.3
Operating income	9,069.8	8,822.6	(280.1)
Net income	6,025.4	5,924.3	(165.0)
Earnings per share-diluted	$7.88	$7.54	$(0.21)
The negative impact of foreign currency translation on consolidated operating results for the quarter and year primarily reflected the weakening of the Euro. Results for the year also reflected the weakening of most other major currencies.

Net Income and Diluted Earnings per Share
Results for the quarter and year reflected stronger operating performance primarily due to an increase in sales-driven franchised margin dollars, partly offset by higher G&A spend. Results for the year also reflected lower gains on sales of restaurant businesses, mostly in the U.S.
Outlined below is additional information for the quarter and full year:
Fourth Quarter

•	Fourth quarter 2019 diluted earnings per share of $2.08 increased 14% (15% in constant currencies). Included in the fourth quarter 2019 results was:

◦	$84 million, or $0.11 per share, of income tax benefit due to new regulations issued in the fourth quarter 2019 related to the Tax Act.

•	Included in the fourth quarter 2018 results were:

◦	$140 million of pre-tax, non-cash impairment charges, or $0.18 per share; and

◦	$24 million, or $0.03 per share, of income tax benefit associated with the final 2018 adjustments to the provisional amounts recorded in December 2017 under the Tax Act.

•
Excluding the above current year and prior year items, net income for the quarter decreased 3% (2% in constant currencies) and diluted earnings per share was flat with the prior year (increased 1% in constant currencies).

Full Year

•	Full year 2019 diluted earnings per share of $7.88 increased 5% (7% in constant currencies). Included in the full year 2019 results were:

◦	$84 million, or $0.11 per share, of income tax benefit due to new regulations issued in the fourth quarter 2019 related to the Tax Act; and

◦
$74 million of pre-tax strategic charges, or $0.07 per share, primarily related to impairment associated with the purchase of our joint venture partner's interest in the India Delhi market, partly offset by gains on the sales of property at the former Corporate headquarters.

•	Included in the full year 2018 results were:

◦	$140 million of pre-tax, non-cash impairment charges, or $0.17 per share;

◦	$94 million of pre-tax strategic restructuring charges, or $0.09 per share; and

◦	$75 million, or $0.10 per share, of net tax cost associated with the final 2018 adjustments to the provisional amounts recorded in December 2017 under the Tax Act.

•
Excluding the above current year and prior year items, net income for the full year decreased 3% (1% in constant currencies) and diluted earnings per share decreased 1% (increased 2% in constant currencies).

Diluted earnings per share for both periods benefited from a decrease in diluted weighted average shares outstanding due to share repurchases. During the quarter, the Company repurchased 7.1 million shares of stock for $1.4 billion, bringing total purchases for the year to 25.0 million shares or $5.0 billion. In addition, the Company paid a quarterly dividend of $1.25 per share, or $935.2 million, bringing total dividends paid for the year to $3.6 billion.

Revenues
The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales with minimum rent payments, and initial fees. Revenues from restaurants licensed to developmental licensees and affiliates include a royalty based on a percent of sales, and may include initial fees. Initial fees are recognized evenly over the franchise term.
Franchised restaurants represent approximately 93% of McDonald's restaurants worldwide at December 31, 2019. The Company's current mix of Company-owned and franchised restaurants enables the Company to generate stable and predictable revenue and cash flow streams. Refranchising to a greater percentage of franchised restaurants may negatively impact consolidated revenues as Company-operated sales are replaced by franchised revenues, where the Company receives rent and/or royalty revenue based on a percent of sales.

REVENUES
Dollars in millions

Quarters Ended December 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$632.6	$621.8	2%	2%
International Operated Markets	1,584.9	1,582.5	0	0
International Developmental Licensed Markets & Corporate	145.8	166.9	(13)	(9)
Total	$2,363.3	$2,371.2	0%	0%

Franchised revenues
U.S.	$1,365.9	$1,285.6	6%	6%
International Operated Markets	1,300.5	1,215.6	7	9
International Developmental Licensed Markets & Corporate	319.3	290.6	10	12
Total	$2,985.7	$2,791.8	7%	8%

Total revenues
U.S.	$1,998.5	$1,907.4	5%	5%
International Operated Markets	2,885.4	2,798.1	3	4
International Developmental Licensed Markets & Corporate	465.1	457.5	2	4
Total	$5,349.0	$5,163.0	4%	4%

Years Ended December 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$2,489.8	$2,664.6	(7)%	(7)%
International Operated Markets	6,334.4	6,667.5	(5)	(1)
International Developmental Licensed Markets & Corporate	596.6	680.6	(12)	(7)
Total	$9,420.8	$10,012.7	(6)%	(3)%

Franchised revenues
U.S.	$5,352.9	$5,001.2	7%	7%
International Operated Markets	5,064.2	4,839.2	5	10
International Developmental Licensed Markets & Corporate	1,238.6	1,172.1	6	10
Total	$11,655.7	$11,012.5	6%	9%

Total revenues
U.S.	$7,842.7	$7,665.8	2%	2%
International Operated Markets	11,398.6	11,506.7	(1)	4
International Developmental Licensed Markets & Corporate	1,835.2	1,852.7	(1)	4
Total	$21,076.5	$21,025.2	0%	3%

•
Revenues: Revenues increased 4% (4% in constant currencies) for the quarter and were relatively flat (increased 3% in constant currencies) for the year. The increase in constant currencies across all segments in both periods was primarily due to strong comparable sales, partly offset by the impact of refranchising.

Comparable Sales and Guest Counts
Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently, only Venezuela). Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix.
COMPARABLE SALES AND GUEST COUNTS

	Comparable Sales				Comparable Guest Counts*
	Increase/(Decrease)				Increase/(Decrease)
	Quarters Ended		Years Ended		Years Ended
	December 31,		December 31,		December 31,
Quarters Ended December 31,	2019	2018	2019	2018	2019	2018
U.S.	5.1%	2.3%	5.0%	2.5%	(1.9)%	(2.2)%
International Operated Markets	6.2	5.7	6.1	6.1	3.5	2.8
International Developmental Licensed Markets & Corporate	6.6	5.9	7.2	5.6	2.2	1.0
Total	5.9%	4.4%	5.9%	4.5%	1.0%	0.2%
* Comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed.

•	Comparable Sales: Global comparable sales increased 5.9% for both the quarter and year, reflecting strong top-line performance across all segments.

•
U.S.: Comparable sales increased 5.1% for the quarter and 5.0% for the year, reflecting strong sales of our iconic core products driven by promotional activity and the continued positive impact from our Experience of the Future ("EOTF") deployment, as well as menu price increases.

•	International Operated Markets: Comparable sales increased 6.2% for the quarter and 6.1% for the year, reflecting positive results across all markets, primarily driven by the U.K. and France.

•	International Developmental Licensed Markets: Comparable sales increased 6.6% for the quarter and 7.2% for the year, reflecting positive sales performance across all geographic regions.

Systemwide Sales and Franchised Sales
The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES*

	Quarter Ended		Year Ended
	December 31, 2019		December 31, 2019
Quarter Ended March 31,	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	5%	5%	5%	5%
International Operated Markets	6	8	3	8
International Developmental Licensed Markets & Corporate	8	10	5	10
Total	6%	7%	4%	7%

*
Unlike comparable sales, the Company has not excluded hyper-inflationary market results (currently, only Venezuela) from Systemwide sales as these sales are the basis on which the Company calculates and records revenues.

FRANCHISED SALES
Dollars in millions

Quarters Ended December 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$9,639.9	$9,159.7	5%	5%
International Operated Markets	7,422.2	6,904.9	7	10
International Developmental Licensed Markets & Corporate	6,092.1	5,594.9	9	11
Total	$23,154.2	$21,659.5	7%	8%

Ownership type
Conventional franchised	$16,966.0	$16,027.8	6%	7%
Developmental licensed	3,743.5	3,370.5	11	15
Foreign affiliated	2,444.7	2,261.2	8	7
Total	$23,154.2	$21,659.5	7%	8%

Years Ended December 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$37,922.9	$35,859.5	6%	6%
International Operated Markets	28,852.5	27,557.1	5	10
International Developmental Licensed Markets & Corporate	23,981.5	22,717.4	6	10
Total	$90,756.9	$86,134.0	5%	8%

Ownership type
Conventional franchised	$66,414.8	$63,250.6	5%	7%
Developmental licensed	14,392.4	13,519.5	6	13
Foreign affiliated	9,949.7	9,363.9	6	7
Total	$90,756.9	$86,134.0	5%	8%

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended December 31,	2019	2018	2019	2018	Inc/ (Dec)
Franchised *
U.S.	78.9%	80.7%	$1,078.4	$1,037.3	4%	4%
International Operated Markets	79.3	79.1	1,031.5	961.8	7	10
International Developmental Licensed Markets & Corporate	97.9	97.4	312.5	283.0	10	13
Total	81.1%	81.7%	$2,422.4	$2,282.1	6%	7%
Company-operated
U.S.	16.4%	14.9%	$103.4	$92.5	12%	12%
International Operated Markets	20.1	19.8	319.3	312.9	2	2
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m	n/m	n/m
Total	17.9%	17.5%	$423.7	$414.6	2%	2%

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Years Ended December 31,	2019	2018	2019	2018	Inc/ (Dec)
Franchised *
U.S.	79.0%	81.4%	$4,227.3	$4,070.3	4%	4%
International Operated Markets	79.3	79.1	4,018.1	3,828.5	5	10
International Developmental Licensed Markets & Corporate	97.7	97.3	1,209.7	1,140.4	6	11
Total	81.1%	82.1%	$9,455.1	$9,039.2	5%	7%
Company-operated
U.S.	15.6%	14.9%	$388.2	$397.1	(2)%	(2)%
International Operated Markets	20.0	19.9	1,265.5	1,326.5	(5)	(1)
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m	n/m	n/m
Total	17.6%	17.4%	$1,660.2	$1,746.8	(5)%	(2)%
n/m Not meaningful

* The adoption of Leases, Topic 842, ("new lease standard") had no impact on franchised margin dollars, but had a negative impact on the Company's franchised margin percent for the quarter and year of approximately 1.3% in the U.S. and 0.7% on a consolidated basis. The new lease standard clarified the presentation of sub-lease income and lease expense, requiring the straight-line impact of fixed rent escalations to be presented on a gross basis in lease income and lease expense.

•
Franchised: Franchised margin dollars increased $140.3 million or 6% (7% in constant currencies) for the quarter and increased $415.9 million or 5% (7% in constant currencies) for the year. Both periods benefited from strong comparable sales performance across all segments, as well as expansion and the impact of refranchising.

•
U.S.: The decrease in the franchised margin percent for the quarter and year was primarily due to higher depreciation costs related to investments in EOTF and the impact of the new lease standard, partly offset by the benefit from strong comparable sales.

•	International Operated Markets: The increase in the franchised margin percent for the quarter and year reflected the benefit from strong comparable sales.

•	Company-operated: Company-operated margin dollars increased $9.1 million or 2% (2% in constant currencies) for the quarter and decreased $86.6 million or 5% (2% in constant currencies) for the year.

•
U.S.: The increase in the Company-operated margin percent for the quarter and year primarily reflected the benefit from positive comparable sales, partly offset by higher commodity costs, wages and depreciation expense associated with EOTF deployment.

•
International Operated Markets: The increase in the Company-operated margin percent for the quarter and year reflected strong comparable sales partly offset by higher labor and occupancy & other costs.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended December 31,		Years Ended December 31,
Quarters Ended December 31,	2019	2018	2019	2018
Food & paper	31.6%	31.8%	31.6%	31.5%
Payroll & employee benefits	28.1	29.0	28.7	29.3
Occupancy & other operating expenses	22.4	21.7	22.1	21.8
Total expenses	82.1%	82.5%	82.4%	82.6%
Company-operated margins	17.9%	17.5%	17.6%	17.4%

SELLING, GENERAL & ADMINISTRATIVE EXPENSES
Dollars in millions

Years Ended December 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$586.8	$591.4	(1)%	(1)%
International Operated Markets	629.3	640.9	(2)	3
International Developmental Licensed Markets & Corporate	1,013.3	967.9	5	5
Total Selling, General & Administrative Expenses	$2,229.4	$2,200.2	1	3

Less: Incentive-Based Compensation(1)	289.4	283.6	2%	3%
Total Excluding Incentive-Based Compensation	$1,940.0	$1,916.6	1%	3%

(1)	Includes all cash incentives and share-based compensation expense.

•
Selling, general and administrative expenses increased $29.2 million or 1% (3% in constant currencies) for the year. These results primarily reflected investments in technology and research & development as well as the benefit from comparison to prior year costs related to the 2018 Worldwide Owner/Operator Convention and sponsorship of the 2018 Winter Olympics.

•	Selling, general and administrative expenses as a percent of Systemwide sales was 2.2% and 2.3% for the years ended 2019 and 2018, respectively.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
Quarters Ended March 31,	2019	2018	2019	2018
Gains on sales of restaurant businesses	$(37.1)	$(47.4)	$(127.5)	$(304.1)
Equity in earnings of unconsolidated affiliates	(41.8)	(35.3)	(153.8)	(151.5)
Asset dispositions and other (income) expense, net	(15.3)	32.2	23.1	(12.9)
Impairment and other charges (gains), net	(5.9)	137.9	74.3	231.7
Total	$(100.1)	$87.4	$(183.9)	$(236.8)

•	Gains on sales of restaurant businesses decreased for the year primarily due to fewer restaurant sales in the U.S.

•
Impairment and other charges (gains), net for the year 2019 primarily reflected $99.4 million of impairment associated with the purchase of our joint venture partner's interest in the India Delhi market. Impairment was recorded to reflect the write-down of net assets to fair value in accordance with accounting rules. This was partly offset by $20.3 million of gains on the sales of property at the former Corporate headquarters which were impaired in 2015 based on estimated fair values.

Results for the quarter and year 2018 reflected approximately $140 million of non-cash impairment charges due to the Company’s assessment of the recoverability of long-lived assets. Results for the year 2018 also included the strategic restructuring charge in the U.S. of $85.0 million.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended December 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,029.3	$956.6	8%	8%
International Operated Markets	1,238.2	1,158.2	7	9
International Developmental Licensed Markets & Corporate	25.1	(115.3)	n/m	n/m
Total	$2,292.6	$1,999.5	15%	16%
Years Ended December 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$4,068.7	$4,015.6	1%	1%
International Operated Markets	4,789.0	4,643.2	3	8
International Developmental Licensed Markets & Corporate	212.1	163.8	29	59
Total	$9,069.8	$8,822.6	3%	6%

•
Operating Income: Operating income increased $293.1 million or 15% (16% in constant currencies) for the quarter and increased $247.2 million or 3% (6% in constant currencies) for the year. Results for the year 2019 included $74 million of net impairment and strategic charges. Results for the quarter and year 2018 included $140 million of non-cash impairment charges and the year 2018 also included $94 million of strategic restructuring charges. Excluding these current year and prior year items, operating income increased $155.3 million or 7% (9% in constant currencies) for the quarter and increased $89.9 million or 1% (4% in constant currencies) for the year.

•
U.S.: The operating income increase for the quarter was primarily due to higher franchised margin dollars and a gain on the strategic sale of restaurant property. Excluding the prior year strategic restructuring charge of $85 million, operating income decreased 1% for the year, reflecting lower gains on sales of restaurant businesses, partly offset by higher franchised margin dollars.

•	International Operated Markets: The constant currency operating income increase for the quarter and year was primarily due to sales-driven improvements in franchised margin dollars.

•
Operating Margin: Operating margin is defined as operating income as a percent of total revenues. Operating margin was 43.0% and 42.0% for the years ended 2019 and 2018, respectively. Excluding the impact of the current and prior year impairment and strategic charges, operating margin was 43.4% and 43.1% for the years ended 2019 and 2018, respectively.

Interest Expense

•
Interest expense increased 11% (12% in constant currencies) for the quarter and increased 14% (16% in constant currencies) for the year, reflecting higher average debt balances and the impact of interest incurred on certain Euro denominated deposits due to the current interest rate environment.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
Quarters Ended December 31,	2019	2018	2019	2018
Interest income	$(7.1)	$0.9	$(36.7)	$(3.5)
Foreign currency and hedging activity	(9.2)	(11.2)	(47.7)	5.1
Other expense, net	(0.9)	4.3	14.2	23.7
Total	$(17.2)	$(6.0)	$(70.2)	$25.3

Income Taxes

•
The effective income tax rate was 22.4% and 19.2% for the quarters ended 2019 and 2018, respectively, and 24.9% and 24.2% for the years ended 2019 and 2018, respectively. The effective income tax rate for the quarter and year 2019 reflected $84 million of income tax benefit due to new regulations issued in the fourth quarter 2019 related to the Tax Act. The effective income tax rate for the quarter and year 2018 reflected the final 2018 adjustments to the provisional amounts recorded in the prior year under the Tax Act of $24 million tax benefit for the quarter and $75 million net tax cost for the year.

•	Excluding the current year income tax benefit, the effective income tax rate was 26.6% for the quarter 2019 and 25.9% for the year 2019.

•	Excluding the prior year impact of the Tax Act and impairment charges, the effective income tax rate was 19.2% for the quarter 2018 and 22.9% for the year 2018.

•
Excluding these current year and prior year items, the lower effective income tax rate for the quarter and year 2018 primarily reflected a benefit from a change in tax reserves as a result of global audit progression, as well as lower tax costs in 2018 related to ongoing taxes under the Tax Act.

Cash Flows
The Company generates significant cash from its operations and has substantial credit availability and capacity to fund operating and discretionary spending such as capital expenditures, debt repayments, dividends and share repurchases.
Cash provided by operations totaled $8.1 billion and free cash flow was $5.7 billion in 2019.  Free cash flow increased $1.5 billion or 36% and cash provided by operations increased $1.1 billion or 17% in 2019 compared with 2018. Cash provided by operations increased primarily due to a decrease in accounts receivable and lower income tax payments.
Cash used for investing activities totaled $3.1 billion in 2019, an increase of $0.6 billion compared with 2018. The increase was primarily due to the Company’s strategic acquisitions of a real estate entity, Dynamic Yield and Apprente, partly offset by lower capital expenditures.
Cash used for financing activities totaled $5.0 billion in 2019, a decrease of $0.9 billion compared with 2018, primarily due to net debt activity.

2020 Outlook
The following information is provided to assist in forecasting the Company’s future results.

•
Changes in Systemwide sales are driven by comparable sales, net restaurant unit expansion, and the potential impacts of hyper-inflation. The Company expects net restaurant additions to add approximately 1.5 percentage points to 2020 Systemwide sales growth (in constant currencies).

•
The Company expects full year 2020 selling, general and administrative expenses to increase about 5% to 7% in constant currencies as the Company invests in technology and research & development, and incurs costs related to the Worldwide Owner/Operator Convention in the second quarter 2020.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2020 to increase about 4% to 6% due primarily to higher average debt balances.

•
A significant part of the Company's operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 80% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 35 cents.

•	The Company expects the effective income tax rate for the full year 2020 to be in the 23% to 25% range. Some volatility may result in a quarterly tax rate outside of the annual range.

•
The Company expects capital expenditures for 2020 to be approximately $2.4 billion. About $1.3 billion will be dedicated to our U.S. business, over half of which is allocated to approximately 1,800 EOTF projects. Globally, we expect to open roughly 1,400 restaurants. We will spend approximately $800 million in our wholly owned markets to open 400 restaurants and our developmental licensee and affiliated markets will contribute capital towards the remaining 1,000 restaurant openings in their respective markets. The Company expects about 1,000 net restaurant additions in 2020.

The Company has other long-term targets that are detailed in its Form 10-K for the year ended December 31, 2018.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At December 31,	2019	2018	Inc/ (Dec)
U.S.	13,846	13,914	(68)

International Operated Markets
Germany	1,484	1,489	(5)
Canada	1,478	1,472	6
France	1,485	1,463	22
United Kingdom	1,323	1,292	31
Australia	999	982	17
Russia	732	682	50
Italy	597	578	19
Spain	527	515	12
Other	1,840	1,790	50
Total International Operated Markets	10,465	10,263	202

International Developmental Licensed Markets & Corporate
China	3,383	3,002	381
Japan	2,910	2,899	11
Brazil	1,023	968	55
Philippines	669	620	49
South Korea	409	415	(6)
Other	5,990	5,774	216
Total International Developmental Licensed Markets & Corporate	14,384	13,678	706

Systemwide restaurants	38,695	37,855	840

Countries	119	120	(1)

SYSTEMWIDE RESTAURANTS BY TYPE

At December 31,	2019	2018	Inc/ (Dec)
U.S.
Conventional franchised	13,185	13,229	(44)
Company-operated	661	685	(24)
Total U.S.	13,846	13,914	(68)

International Operated Markets
Conventional franchised	8,539	8,284	255
Developmental licensed	248	225	23
Total Franchised	8,787	8,509	278
Company-operated	1,678	1,754	(76)
Total International Operated Markets	10,465	10,263	202

International Developmental Licensed Markets & Corporate
Conventional franchised	113	172	(59)
Developmental licensed	7,400	7,000	400
Foreign affiliated	6,574	6,175	399
Total Franchised	14,087	13,347	740
Company-operated	297	331	(34)
Total International Developmental Licensed Markets & Corporate	14,384	13,678	706

Systemwide
Conventional franchised	21,837	21,685	152
Developmental licensed	7,648	7,225	423
Foreign affiliated	6,574	6,175	399
Total Franchised	36,059	35,085	974
Company-operated	2,636	2,770	(134)
Total Systemwide	38,695	37,855	840

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this report not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking words, such as “may,” “will,” “expect,” “believe,” “anticipate” and “plan” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including those under “Outlook,” are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this report. Except as required by law, we do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are reflected in the following considerations and risks, as well as elsewhere in our filings with the SEC. If any of these considerations or risks materialize, our expectations may change and our performance may be adversely affected.
If we do not successfully evolve and execute against our business strategies, including under the Velocity Growth Plan, we may not be able to increase operating income.
To drive operating income growth, our business strategies must be effective in maintaining and strengthening customer appeal, delivering sustainable guest count growth and driving a higher average check. Whether these strategies are successful depends mainly on our System’s ability to:

•	Continue to innovate and differentiate the McDonald’s experience, including by preparing and serving our food in a way that balances value and convenience to our customers with profitability;

•	Capitalize on our global scale, iconic brand and local market presence to enhance our ability to retain, regain and convert key customer groups;

•	Utilize our organizational structure to build on our progress and execute against our business strategies;

•	Integrate and augment our technology and digital initiatives, including mobile ordering and delivery;

•	Identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants;

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Operate restaurants with high service levels and optimal capacity while managing the increasing complexity of our restaurant operations, create efficiencies through innovative use of technology and complete Experience of the Future (“EOTF”), particularly in the U.S.; and

•	Accelerate our existing strategies, including through growth opportunities, acquisitions, investments and partnerships.
If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.
Our investments to enhance the customer experience, including through technology, may not generate the expected returns.
Our long-term business objectives depend on the successful Systemwide execution of our strategies. We continue to build upon our investments in technology and modernization, including in EOTF (which focuses on restaurant modernization), digital engagement and delivery, in order to transform the customer experience. As part of these investments, we are placing renewed emphasis on improving our service model and strengthening relationships with customers, in part through digital channels and loyalty initiatives, as well as mobile ordering and payment systems. We also continue to refine our delivery initiatives, including through growing awareness and trial, and to enhance our drive-thru technologies, which may not generate expected returns. If these initiatives are not well executed, or if we do not fully realize the intended benefits of these significant investments, our business results may suffer.
If we do not anticipate and address evolving consumer preferences and effectively execute our pricing, promotional and marketing plans, our business could suffer.
Our continued success depends on our System’s ability to retain, regain and convert customers. In order to do so, we need to anticipate and respond effectively to continuously shifting consumer demographics and trends in food sourcing, food preparation, food offerings and consumer preferences in the “informal eating out” (“IEO”) segment. If we are not able to predict, or quickly and effectively respond to, these changes, or our competitors predict or respond more effectively, our financial results could be adversely impacted.
Our ability to retain, regain and convert customers also depends on the impact of pricing, promotional and marketing plans across the System, and the ability to adjust these plans to respond quickly and effectively to evolving customer preferences, as well as shifting economic and competitive conditions. Existing or future pricing strategies, and the value proposition they represent, are expected to continue to be important components of our business strategy; however, they may not be successful in retaining, regaining and converting customers, or may not be as successful as the efforts of our competitors, and could negatively impact sales, guest counts and market share.

Additionally, we operate in a complex and costly advertising environment. Our marketing and advertising programs may not be successful in retaining, regaining and converting customers. Our success depends in part on whether the allocation of our advertising and marketing resources across different channels, including digital marketing, allows us to reach our customers effectively and efficiently. If the advertising and marketing programs are not successful, or are not as successful as those of our competitors, our sales, guest counts and market share could decrease.
Failure to preserve the value and relevance of our brand could have an adverse impact on our financial results.
To be successful in the future, we believe we must preserve, enhance and leverage the value of our brand. Brand value is based in part on consumer perceptions. Those perceptions are affected by a variety of factors, including the nutritional content and preparation of our food, the ingredients we use, the manner in which we source commodities and our general business practices. Consumer acceptance of our offerings is subject to change for a variety of reasons, and some changes can occur rapidly. For example, nutritional, health, environmental and other scientific studies and conclusions, which constantly evolve and may have contradictory implications, drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that affect the IEO segment or perceptions of our brand, generally or relative to available alternatives. Consumer perceptions may also be affected by adverse commentary from third parties, including through social media or conventional media outlets, regarding the quick-service category of the IEO segment, our brand, our operations, our suppliers, or our franchisees. If we are unsuccessful in addressing adverse commentary or perceptions, whether or not accurate, our brand and our financial results may suffer.
Additionally, the ongoing relevance of our brand may depend on the success of our sustainability initiatives, which require Systemwide coordination and alignment. We are working to manage any risks and costs to us, our franchisees and our supply chain of any effects of climate change, greenhouse gases, and diminishing energy and water resources. These risks include any increased public focus, including by governmental and nongovernmental organizations, on these and other environmental sustainability matters, such as packaging and waste, animal health and welfare, deforestation and land use. These risks also include any increased pressure to make commitments, set targets or establish additional goals and take actions to meet them. These risks could expose us to market, operational and execution costs or risks.
If we are not effective in addressing social and environmental responsibility matters or achieving relevant sustainability goals, consumer trust in our brand may suffer. In particular, business incidents or practices, whether actual or perceived, that erode consumer trust or confidence, particularly if such incidents or practices receive considerable publicity or result in litigation, can significantly reduce brand value and have a negative impact on our financial results.
We face intense competition in our markets, which could hurt our business.
We compete primarily in the IEO segment, which is highly competitive. We also face sustained, intense competition from traditional, fast casual and other competitors, which may include many non-traditional market participants such as convenience stores, grocery stores and coffee shops. We expect our environment to continue to be highly competitive, and our results in any particular reporting period may be impacted by a contracting IEO segment or by new or continuing actions or product offerings of our competitors, which may have a short- or long-term impact on our results.
We compete on the basis of product choice, quality, affordability, service and location. In particular, we believe our ability to compete successfully in the current market environment depends on our ability to improve existing products, successfully develop and introduce new products, price our products appropriately, deliver a relevant customer experience, manage the complexity of our restaurant operations, manage our investments in technology and modernization, and respond effectively to our competitors’ actions or offerings or to unforeseen disruptive actions. There can be no assurance these strategies will be effective, and some strategies may be effective at improving some metrics while adversely affecting other metrics, which could have the overall effect of harming our business.
Unfavorable general economic conditions could adversely affect our business and financial results.
Our results of operations are substantially affected by economic conditions, which can vary significantly by market and can impact consumer disposable income levels and spending habits. Economic conditions can also be impacted by a variety of factors including hostilities, epidemics and actions taken by governments to manage national and international economic matters, whether through austerity, stimulus measures or trade measures, and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers. Sustained adverse economic conditions or periodic adverse changes in economic conditions in our markets could pressure our operating performance, and our business and financial results may suffer.
Our results of operations are also affected by fluctuations in currency exchange rates and unfavorable currency fluctuations could adversely affect reported earnings.

Supply chain interruptions may increase costs or reduce revenues.
We depend on the effectiveness of our supply chain management to assure reliable and sufficient supply of quality products on favorable terms. Although many of the products we sell are sourced from a wide variety of suppliers in countries around the world, certain products have limited suppliers, which may increase our reliance on those suppliers. Supply chain interruptions, including shortages and transportation issues, and price increases can adversely affect us as well as our suppliers and franchisees, whose performance may have a significant impact on our results. Such shortages or disruptions could be caused by factors beyond the control of our suppliers, franchisees or us. If we experience interruptions in our System’s supply chain, our costs could increase and it could limit the availability of products critical to our System’s operations.
Food safety concerns may have an adverse effect on our business.
Our ability to increase sales and profits depends on our System’s ability to meet expectations for safe food and on our ability to manage the potential impact on McDonald’s of food-borne illnesses and food or product safety issues that may arise in the future, including in the supply chain, restaurants or delivery. Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe food products, including as our menu and service model evolve. However, food safety events, including instances of food-borne illness, occur within the food industry and our System from time to time and could occur in the future. Instances of food tampering, food contamination or food-borne illness, whether actual or perceived, could adversely affect our brand and reputation as well as our revenues and profits.
Our franchise business model presents a number of risks.
The Company's success as a heavily franchised business relies to a large degree on the financial success and cooperation of our franchisees, including our developmental licensees and affiliates. Our restaurant margins arise from two sources: fees from franchised restaurants (e.g., rent and royalties based on a percentage of sales) and, to a lesser degree, sales from Company-operated restaurants. Our franchisees and developmental licensees manage their businesses independently, and therefore are responsible for the day-to-day operation of their restaurants. The revenues we realize from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales. Business risks affecting our operations also affect our franchisees. If our franchisees do not experience sales growth, our revenues and margins could be negatively affected as a result. Also, if sales trends worsen for franchisees, their financial results may deteriorate, which could result in, among other things, restaurant closures, or delayed or reduced payments to us.
Our success also relies on the willingness and ability of our independent franchisees and affiliates to implement major initiatives, which may include financial investment, and to remain aligned with us on operating, value/promotional and capital-intensive reinvestment plans. The ability of franchisees to contribute to the achievement of our plans is dependent in large part on the availability to them of funding at reasonable interest rates and may be negatively impacted by the financial markets in general, by the creditworthiness of our franchisees or the Company or by banks’ lending practices. If our franchisees are unwilling or unable to invest in major initiatives or are unable to obtain financing at commercially reasonable rates, or at all, our future growth and results of operations could be adversely affected.
Our operating performance could also be negatively affected if our franchisees experience food safety or other operational problems or project an image inconsistent with our brand and values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subjected to litigation and potential delays. If franchisees do not successfully operate restaurants in a manner consistent with our required standards, our brand’s image and reputation could be harmed, which in turn could hurt our business and operating results.
Our ownership mix also affects our results and financial condition. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex. The benefits of our more heavily franchised structure depend on various factors including whether we have effectively selected franchisees, licensees and/or affiliates that meet our rigorous standards, whether we are able to successfully integrate them into our structure and whether their performance and the resulting ownership mix supports our brand and financial objectives.
Challenges with respect to talent management could harm our business.
Effective succession planning is important to our long-term success. The Board named Christopher Kempczinski as President and Chief Executive Officer and named Joseph Erlinger as President, McDonald's USA, effective as of November 1, 2019. In addition, on December 6, 2019, the Board named Ian Borden as President, International, effective that same day. Failure to effectively identify, develop and retain key personnel, recruit high-quality candidates and ensure smooth management and personnel transitions, including the recent leadership transitions, could disrupt our business and adversely affect our results.

Challenges with respect to labor, including availability and cost, could impact our business and results of operations.
Our success depends in part on our System’s ability to proactively recruit, motivate and retain qualified individuals to work in McDonald's restaurants and to maintain appropriately-staffed restaurants in an intensely competitive environment. In many of our markets, unemployment is low and demand is high for labor. Increased costs associated with recruiting, motivating and retaining qualified employees to work in our Company-operated restaurants, as well as costs to promote awareness of the opportunities of working at McDonald's restaurants, could have a negative impact on our Company-operated margins. Similar concerns apply to our franchisees.
We are also impacted by the costs and other effects of compliance with U.S. and international regulations affecting our workforce, which includes our staff and employees working in our Company-operated restaurants. These regulations are increasingly focused on employment issues, including wage and hour, healthcare, immigration, retirement and other employee benefits and workplace practices. Claims of non-compliance with these regulations could result in liability and expense to us. Our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers, including those giving rise to claims of sexual harassment or discrimination (or perceptions thereof) could have a negative impact on consumer perceptions of us and our business. Additionally, economic action, such as boycotts, protests, work stoppages or campaigns by labor organizations, could adversely affect us (including our ability to recruit and retain talent) or the franchisees and suppliers that are also part of the McDonald's System and whose performance may have a material impact on our results.
Information technology system failures or interruptions, or breaches of network security, may impact our operations or cause reputational harm.
We are increasingly reliant upon technology systems, such as point-of-sale, technologies supporting McDonald’s digital and delivery solutions, and technologies that facilitate communication and collaboration with affiliated entities, customers, employees, franchisees, suppliers, service providers or other independent third parties to conduct our business, whether developed and maintained by us or provided by third parties. Any failure or interruption of these systems could significantly impact our franchisees’ operations, or our customers’ experience and perceptions. Additionally, we provide certain technology systems to businesses that are unaffiliated with the McDonald’s System and a failure, interruption or breach of these systems may cause harm to those unaffiliated parties, which may result in liability to the Company or reputational harm.
Despite the implementation of security measures, those technology systems could become vulnerable to damage, disability or failures due to theft, fire, power loss, telecommunications failure or other catastrophic events. Certain technology systems may also become vulnerable, unreliable or inefficient in cases where technology vendors limit or terminate product support and maintenance. Our increasing reliance on third party systems also present the risks faced by the third party’s business, including the operational, security and credit risks of those parties. If those systems were to fail or otherwise be unavailable, and we were unable to recover in a timely manner, we could experience an interruption in our or our franchisees’ operations.
Furthermore, security incidents or breaches have from time to time occurred and may in the future occur involving our systems, the systems of the parties we communicate or collaborate with (including franchisees), or those of third party providers. These may include such things as unauthorized access, phishing attacks, account takeovers, denial of service, computer viruses, introduction of malware or ransomware and other disruptive problems caused by hackers. Our technology systems contain personal, financial and other information that is entrusted to us by our customers, our employees, our franchisees, our business customers and other third parties, as well as financial, proprietary and other confidential information related to our business. An actual or alleged security breach could result in disruptions, shutdowns, theft or unauthorized disclosure of personal, financial, proprietary or other confidential information. The occurrence of any of these incidents could result in reputational damage, adverse publicity, loss of consumer confidence, reduced sales and profits, complications in executing our growth initiatives and regulatory and legal risk, including criminal penalties or civil liabilities.
If we fail to comply with privacy and data collection laws, we could be subject to penalties, which could negatively affect our financial results or brand perceptions.
We are subject to legal and compliance risks and associated liability related to privacy and data collection, protection and management, as it relates to information associated with our technology-related services and platforms made available to business partners, customers, employees, franchisees or other third parties. For example, the General Data Protection Regulation (“GDPR”) requires entities processing the personal data of individuals in the European Union to meet certain requirements regarding the handling of that data. We are also subject to U.S. federal and state and foreign laws and regulations in this area. These regulations have been subject to frequent change, and there may be markets or jurisdictions that propose or enact new or emerging data privacy requirements in the future. Failure to meet GDPR or other data privacy requirements could result in substantial penalties and materially adversely impact our financial results or brand perceptions.

The global scope of our business subjects us to risks that could negatively affect our business.
We encounter differing cultural, regulatory, geopolitical and economic environments within and among the more than 100 countries where McDonald’s restaurants operate, and our ability to achieve our business objectives depends on the System's success in these environments. Meeting customer expectations is complicated by the risks inherent in our global operating environment, and our global success is partially dependent on our System’s ability to leverage operating successes across markets and brand perceptions. Planned initiatives may not have appeal across multiple markets with McDonald's customers and could drive unanticipated changes in customer perceptions and guest counts.
Disruptions in operations or price volatility in a market can also result from governmental actions, such as price, foreign exchange or changes in trade-related tariffs or controls, sanctions and counter sanctions, government-mandated closure of our, our franchisees’ or our suppliers’ operations, and asset seizures. Trade policies, tariffs and other regulations affecting trade between the U.S. and other countries could adversely affect our business and operations. These and other government actions may impact our results and could cause reputational or other harm. Our international success depends in part on the effectiveness of our strategies and brand-building initiatives to reduce our exposure to such governmental actions.
Additionally, challenges and uncertainties are associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest. Such challenges may be exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment. An inability to manage effectively the risks associated with our international operations could have a material adverse effect on our business and financial condition.
We may also face challenges and uncertainties in developed markets. For example, as a result of the U.K.’s decision to leave the European Union, whether through a negotiated exit over a period of time or without any agreement in place to govern post-exit relations, it is possible that there will be increased regulatory complexities, particularly in the event that the U.K. leaves the European Union without any agreement in place, as well as potential additional referenda in the U.K. and/or other European countries, that could cause uncertainty in European or worldwide economic conditions. The decision created volatility in certain foreign currency exchange rates that may or may not continue, and may result in increased supply chain costs for items that are imported from other countries. Any of these effects, and others we cannot anticipate, could adversely affect our business, results of operations, financial condition and cash flows.
If we do not effectively manage our real estate portfolio, our operating results may be negatively impacted.
We have significant real estate operations, primarily in connection with our restaurant business. We generally own or secure a long-term lease on the land and building for conventional franchised and Company-operated restaurant sites. We seek to identify and develop restaurant locations that offer convenience to customers and long-term sales and profit potential. As we generally secure long-term real estate interests for our restaurants, we have limited flexibility to quickly alter our real estate portfolio. The competitive business landscape continues to evolve in light of changing business trends, consumer preferences, trade area demographics, consumer use of digital and delivery, local competitive positions and other economic factors. If our restaurants are not located in desirable locations, or if we do not evolve in response to these factors, it could adversely affect Systemwide sales and profitability.
Our real estate values and the costs associated with our real estate operations are also impacted by a variety of other factors, including governmental regulations; insurance; zoning, tax and eminent domain laws; interest rate levels and the cost of financing. A significant change in real estate values, or an increase in costs as a result of any of these factors, could adversely affect our operating results.
Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and our profitability.
We are subject to income and other taxes in the U.S. and foreign jurisdictions, and our operations, plans and results are affected by tax and other initiatives around the world. In particular, we are affected by the impact of changes to tax laws or policy or related authoritative interpretations. We are also impacted by settlements of pending or any future adjustments proposed by taxing and governmental authorities inside and outside of the U.S. in connection with our tax audits, all of which will depend on their timing, nature and scope. Any significant increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters could have a material adverse impact on our financial results.
Changes in commodity and other operating costs could adversely affect our results of operations.
The profitability of our Company-operated restaurants depends in part on our ability to anticipate and react to changes in commodity costs, including food, paper, supplies, fuel, utilities and distribution, and other operating costs, including labor. Any volatility in certain commodity prices or fluctuation in labor costs could adversely affect our operating results by impacting restaurant profitability. The commodity markets for some of the ingredients we use, such as beef and chicken, are particularly volatile due to factors such as seasonal shifts, climate conditions, industry demand, international commodity markets, food safety concerns, product recalls and government regulation, all of which are beyond our control and, in many instances, unpredictable. We can only partially address future price risk through hedging and other activities, and therefore increases in commodity costs could have an adverse impact on our profitability.

Increasing regulatory and legal complexity may adversely affect our business and financial results.
Our regulatory and legal environment worldwide exposes us to complex compliance, litigation and similar risks that could affect our operations and results in material ways. Many of our markets are subject to increasing, conflicting and highly prescriptive regulations involving, among other matters, product packaging, marketing, the nutritional and allergen content and safety of our food and other products, labeling and other disclosure practices. Compliance efforts with those regulations may be affected by ordinary variations in food preparation among our own restaurants and the need to rely on the accuracy and completeness of information from third-party suppliers. Our success depends in part on our ability to manage the impact of regulations that can affect our business plans and operations, and have increased our costs of doing business and exposure to litigation, governmental investigations or other proceedings.
We are also subject to legal proceedings that may adversely affect our business, including class actions, administrative proceedings, government investigations and proceedings, shareholder proceedings, employment and personal injury claims, landlord/tenant disputes, supplier related disputes, and claims by current or former franchisees. Regardless of whether claims against us are valid or whether we are found to be liable, claims may be expensive to defend and may divert management's attention away from operations.
Litigation and regulatory action concerning our relationship with franchisees and the legal distinction between our franchisees and us for employment law purposes, if determined adversely, could increase costs, negatively impact our business operations and the business prospects of our franchisees and subject us to incremental liability for their actions. Similarly, although our commercial relationships with our suppliers remain independent, there may be attempts to challenge that independence, which, if determined adversely, could also increase costs, negatively impact the business prospects of our suppliers, and subject us to incremental liability for their actions.
Our results could also be affected by the following:

•	The relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings;

•	The cost and other effects of settlements, judgments or consent decrees, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and

•
Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices.

A judgment significantly in excess of any applicable insurance coverage or third party indemnity could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from claims may hurt our business. If we are unable to effectively manage the risks associated with our complex regulatory and legal environment, it could have a material adverse effect on our business and financial condition.
We may not be able to adequately protect our intellectual property or adequately ensure that we are not infringing the intellectual property of others, which could harm the value of the McDonald’s brand and our business.
The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We rely on a combination of trademarks, copyrights, service marks, trade secrets, patents and other intellectual property rights to protect our brand and branded products.
We have registered certain trademarks and have other trademark registrations pending in the U.S. and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the U.S. in which we do business or may do business in the future and may never be registered in all of these countries. It may be costly and time consuming to protect our intellectual property, and the steps we have taken to protect our intellectual property in the U.S. and foreign countries may not be adequate. In addition, the steps we have taken may not adequately ensure that we do not infringe the intellectual property of others, and third parties may claim infringement by us in the future. In particular, we may be involved in intellectual property claims, including often aggressive or opportunistic attempts to enforce patents used in information technology systems, which might affect our operations and results. Any claim of infringement, whether or not it has merit, could be time-consuming, result in costly litigation and harm our business.
We cannot ensure that franchisees and other third parties who hold licenses to our intellectual property will not take actions that hurt the value of our intellectual property.

Changes in accounting standards or the recognition of impairment or other charges may adversely affect our future operations and results.
New accounting standards or changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, could adversely affect our future results. We may also be affected by the nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment or other charges that reduce our earnings. In assessing the recoverability of our long-lived assets, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. These estimates are highly subjective and can be significantly impacted by many factors such as global and local business and economic conditions, operating costs, inflation, competition, consumer and demographic trends, and our restructuring activities. If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. If we experience any such changes, they could have a significant adverse effect on our reported results for the affected periods.
A decrease in our credit ratings or an increase in our funding costs could adversely affect our profitability.
Our credit ratings may be negatively affected by our results of operations or changes in our debt levels. As a result, our interest expense, the availability of acceptable counterparties, our ability to obtain funding on favorable terms, collateral requirements and our operating or financial flexibility could all be negatively affected, especially if lenders impose new operating or financial covenants.
Our operations may also be impacted by regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs. If any of these events were to occur, they could have a material adverse effect on our business and financial condition.
Trading volatility and the price of our common stock may be adversely affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these factors, some of which are outside our control, are the following:

•	The unpredictable nature of global economic and market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the U.S., which is the principal trading market for our common stock, and media reports and commentary about economic, trade or other matters, even when the matter in question does not directly relate to our business;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence, driven in part by expectations about our performance; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

•
The impact on our results of corporate actions and market and third-party perceptions and assessments of such actions, such as those we may take from time to time as we implement our strategies, including through acquisitions, in light of changing business, legal and tax considerations and evolve our corporate structure.

Events such as severe weather conditions, natural disasters, hostilities and social unrest, among others, can adversely affect our results and prospects.
Severe weather conditions, natural disasters, hostilities and social unrest, any shifting climate patterns, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels and supply availability and costs, as well as the local operations in impacted markets, all of which can affect our results and prospects. Our receipt of proceeds under any insurance we maintain with respect to some of these risks may be delayed or the proceeds may be insufficient to cover our losses fully.